UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2012

PACIFIC CAPITAL BANCORP

(Exact name of registrant as specified in its charter)

Delaware	001-35026	95-3673456
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1021 Anacapa Street, 3rd Floor Santa Barbara, California		93101
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 564-6405

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, the Compensation Oversight Committee (the “Committee”) of the Board of Directors of Pacific Capital Bancorp (the “Company”) approved the 2012 Annual Incentive Plan (the “Plan”). The Plan is a performance incentive program designed to enhance stockholder value by rewarding eligible employees for providing outstanding services to the Company and by linking the overall compensation of such employees to performance objectives designed to enhance the Company’s long-term financial success. Under the Plan, each Plan participant will be assigned a threshold, target and maximum incentive award level, expressed as a percentage of base salary. The payment amount, if any, of an incentive award to each Plan participant will be determined based on the achievement of specified levels of corporate, department and/or individual performance objectives. The performance objectives for each Plan participant will be established each fiscal year based on criteria such as, but not limited to, pre-tax income, efficiency ratio, total revenue, revenue growth, net income, earnings, earnings growth, earnings per share, stock price, cash flow, total deposits, deposit growth, fee income, non-interest income, investment services earnings, investment services revenue, wealth management earnings, wealth management revenue, total loans, loan growth, loan charge offs, new trust assets, new trust fees, nonperforming assets to assets ratio, return on assets, return on equity, assets under management, trust earnings, trust growth, trust revenue and customer satisfaction.

The Plan provides each Plan participant with the right to make an irrevocable election to receive up to one hundred percent (100%) of the incentive award in deferred stock, with such deferred stock being settled on the second or third anniversary of the date that cash would otherwise have been payable to the Plan participant (the “Settlement Date”). The deferred stock will be issued in the form of Restricted Stock Units (“RSUs”) under the Company’s 2010 Equity Incentive Plan. On the Settlement Date, the RSUs will be converted into shares of common stock of the Company (i.e., one share of common stock for each RSU) and will be delivered to the Plan participant as soon as reasonably practicable following the Settlement Date. The number of RSUs that will be issued to a Plan participant who makes a timely election will be determined by multiplying (x) the percentage of the incentive award elected by the Plan participant to be paid in deferred stock, by (y) the cash amount of the incentive award, and dividing the result by (z) eighty percent (80%) of the closing price of the Company’s common stock on the date that cash would otherwise have been payable to the Plan participant (or the first trading day thereafter if such day is not a trading day).

The Committee has the discretion to reduce or eliminate any payment of an incentive award contemplated by the Plan or otherwise determined with respect to a Plan participant, and to adjust or discontinue or amend the Plan at any time. The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On February 3, 2012, William R. Loomis, Jr. notified the Company that he will not stand for re-election to the Company’s Board of Directors at the next annual meeting of stockholders. Mr. Loomis will continue to serve as a director of the Company until the Company’s next annual meeting of stockholders, which is scheduled to be held on May 10, 2012.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Pacific Capital Bancorp 2012 Annual Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC CAPITAL BANCORP (Registrant)

February 9, 2012	By:	/s/ Mark K. Olson
Mark K. Olson
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Pacific Capital Bancorp 2012 Annual Incentive Plan.